Exhibit 99.2

TTM Technologies, Inc. Announces the Retirement of Kent Alder and

Names Thomas T. Edman as its Next Chief Executive Officer

COSTA MESA, CA – October 30, 2013 – TTM Technologies, Inc. (Nasdaq: TTMI) announced today that Kenton K. Alder, TTM’s CEO, will retire effective January 1, 2014 and that its Board of Directors will appoint Thomas T. Edman, currently the company’s President, as its next chief executive officer. Mr. Alder, TTM’s CEO since the Company’s founding in 1998, will continue to serve as a member of the Board of Directors. For one year, he will also be an advisor to the new CEO and will provide counsel on strategy and be involved in special projects.

“As President, Tom Edman has proved to be an outstanding leader and partner, focusing TTM on making key structural improvements that fit with our strategy of technology leadership and focus on customers, while driving improvements to move the company forward,” said Kent Alder. “I look forward to supporting Tom in the Company’s ongoing efforts to further increase profitability and continue extending our leadership position in the PCB market place.”

Robert E. Klatell, Chairman of the Board of Directors, commented: “On behalf of the entire Board of Directors I would like to thank Kent for his outstanding leadership, vision, and commitment to TTM Technologies. During his tenure as CEO, the Company has evolved from a small, privately-owned PCB manufacturer with a handful of locations in the United States to a $1.3 billion global industry leader. Our customers, employees, and shareholders have all benefitted from his steadfast leadership, his focus on advanced technologies in support of our customers’ goals, and his commitment to integrity and fair dealing with all. We are very pleased that Kent will remain on our Board of Directors as we continue to pursue our strategic vision for TTM.”

“I am excited to accept this appointment and look forward to working with TTM’s management team and employees to deliver for our customers and investors. Since being named President earlier this year, I have gained a deep appreciation of the long-term growth opportunities across TTM’s diversified end markets and the breadth of talent and expertise we have to capture them. We will continue to focus on operational excellence across our global footprint,” said Tom Edman.

Tom Edman became president of TTM Technologies, Inc. in January 2013, and has served on its Board since 2004. Prior to joining TTM, Mr. Edman was a Group Vice President of Applied Materials and General Manager of its AKT Display Business Group and was previously the President and Chief Executive Officer of Applied Films Corporation (a company which was acquired by Applied Materials in 2006). Mr. Edman formerly served as Chairman of the Governing Boards of the Flextech Alliance and the American Electronics Association (AeA). He holds a Bachelor of Arts degree in East Asian Studies from Yale University and a Master’s degree in Business Administration from the Wharton School of Business at the University of Pennsylvania.

Kent Alder has been Chief Executive Officer of TTM Technologies, Inc. and a Director since March 1999. Mr. Alder served as President and Chief Executive Officer from March 1999 to December 2012. From January 1997 to July 1998, Mr. Alder served as Vice President of Tyco Printed Circuit Group, Inc., a printed circuit board manufacturer. Prior to that time, from December 1994 to December 1996, Mr. Alder served as President and Chief Executive Officer of ElectroStar, Inc., a publicly held printed circuit board manufacturing company. From January 1987 to November 1994, Mr. Alder served as President of Lundahl Astro Circuits Inc., a predecessor company to ElectroStar, Inc.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance. These statements reflect the Company’s current expectations, and the Company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, contemplated significant capital expenditures and related financing requirements, the Company’s dependence upon a small number of customers, the unpredictability of and potential fluctuation in future revenues and operating results and other “Risk Factors” set forth in the Company’s most recent SEC filings.

About TTM

TTM Technologies, Inc. is a major global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the Company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttmtech.com.

Contact: Todd Schull, CFO

  714-327-3000